                                                                   EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS, EXCEPT FOR RATIOS)



                                                YEAR ENDED DECEMBER 31,                                SIX MONTHS ENDED JUNE 30,
                                     ------------------------------------------------------------     ----------------------------
                                       1994                                                             1995
                                     PRO FORMA     1994       1993       1992      1991      1990     PRO FORMA     1995      1994
                                     ---------     ----       ----       ----      ----      ----     ---------     ----      ----
FIXED CHARGES:
    Interest on debt                 $  18,437  $  3,862  $  2,594   $  3,704   $  6,724   $  7,309   $ 10,162   $  2,666  $  1,540

    Interest element of rentals (1)      2,183     1,108       885        936        875        475      1,064        620       582

    Preferred stock dividends (2)         --        --        --         --         --          280       --         --        --
                                     ---------  --------  --------   --------   --------   --------   --------   --------  --------
                                     $  20,620  $  4,970  $  3,479   $  4,640   $  7,599   $  8,064   $ 11,226   $  3,286  $  2,122
                                     =========  ========  ========   ========   ========   ========   ========   ========  ========

EARNINGS:
    Net income                       $   6,009  $ 14,595  $  9,667   $ 12,526   $  4,838   $  1,097   $  8,044   $  8,923  $  8,960

    Provision for national income
      taxes                              4,979     5,824     4,574      4,664      2,056      1,618      3,465      3,751     4,953

    Cumulative effect of accounting
      change                              --        --       4,394       --         --         --         --         --        --

    Fixed charges                       20,620     4,970     3,479      4,640      7,599      8,064     11,226      3,286     2,122

    Minority interest in income             92        92      --         --         --         --         --         --        --

    Equity in (income) losses of
      joint ventures                    (2,609)   (2,609)       89       (179)       465      2,128     (2,074)    (2,074)     (592)
                                     ---------  --------  --------   --------   --------   --------   --------   --------  --------
                                     $  29,091  $ 22,872  $ 22,203   $ 21,651   $ 14,958   $ 12,907   $ 20,661   $ 13,886  $ 15,443
                                     =========  ========  ========   ========   ========   ========   ========   ========  ========

RATIO OF EARNINGS TO FIXED CHARGES         1.4x      4.6x      6.4x       4.7x       2.0x       1.6x       1.8x       4.2x      7.3x

FIXED CHARGES IN EXCESS OF EARNINGS  $    --    $   --    $   --     $   --     $  --      $   --     $   --     $   --    $  --



(1) Deemed to be approximately one-third of rental expenses.

(2) Represents actual preferred stock dividends of $120 in 1990 grossed-up to a pre-income-tax basis at the 1990 effective income tax rate of 57.1%